                                                                      Exhibit 12


                                   TXU CORP.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS



                                                                              Year Ended December 31,
                                                                ---------------------------------------------------
                                                                   2000      1999        1998      1997      1996
                                                                   ----      ----        ----      ----      ----
                                                                        Millions of Dollars, Except Ratios
EARNINGS:
      Net income                                                 $   916   $   985    $   740   $   660    $   754
      Add:  Total federal income taxes                               337       449        526       377        375
            Fixed charges (see detail below)                       1,669     1,622      1,474       855        852
            Preferred dividends of subsidiaries                       14        14         16        28         53
                                                                 -------   -------    -------   -------    -------
                   Total earnings                                $ 2,936   $ 3,070    $ 2,756   $ 1,920    $ 2,034
                                                                 =======   =======    =======   =======    =======

FIXED CHARGES:
      Interest expense                                            $1,467   $ 1,456    $ 1,300   $   763    $   798
      Rentals representative of the interest factor                   81        70        100        22         21
      Distributions on preferred trust securities
          of subsidiaries*                                           121        96         74        70         33
                                                                 -------   -------    -------   -------    -------
                   Fixed charges deducted from earnings            1,669     1,622      1,474       855        852
      Preferred dividends of subsidiaries (pretax)**                  19        20         27        44         79
                                                                 -------   -------    -------   -------    -------
                   Total fixed charges                             1,688     1,642      1,501       899        931
                                                                 -------   -------    -------   -------    -------

      Preference dividends of registrant (pretax) **                  16         0          0         0          0
                                                                 -------   -------    -------   -------    -------

                       Fixed charges and preference dividends    $ 1,704   $ 1,642    $ 1,501   $   899    $   931
                                                                 =======   =======    =======   =======    =======

RATIO OF EARNINGS TO FIXED CHARGES                                  1.74      1.87       1.84      2.14       2.18
                                                                 =======   =======    =======   =======    =======

RATIO OF EARNINGS TO COMBINED FIXED
      CHARGES AND PREFERENCE DIVIDENDS                              1.72      1.87       1.84      2.14       2.18
                                                                 =======    ======     ======    ======     ======

* Distributions on preferred trust securities are deductible for tax purposes.

** Preferred/preference dividends multiplied by the ratio of pre-tax income to net income.